Exhibit 4.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

among

MARKEL CORPORATION,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent and

Swingline Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

BARCLAYS BANK PLC,

BRANCH BANKING & TRUST COMPANY

and

CITIGROUP GLOBAL MARKETS INC.

as Co-Documentation Agents

$150,000,000

Senior Credit Facility

Dated as of September 23, 2011

SUNTRUST ROBINSON HUMPHREY, INC.

AND

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

2.19	Replacement of Lenders.	40

2.20	Increase in Revolving Commitments.	41

2.21	Swingline Commitment.	42

2.22	Defaulting Lenders.	43

ARTICLE III CONDITIONS OF BORROWING		45

3.1	Conditions to Effectiveness	45

3.2	Conditions of All Borrowings	47

3.3	Delivery of Documents.	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES		48

4.1	Organization; Power; Qualification	48

4.2	Ownership	49

4.3	Authorization	49

4.4	Compliance of Agreement with Laws, etc.	49

4.5	Compliance with Law; Governmental Approvals	49

4.6	Litigation	50

4.7	Tax Returns and Payments	50

4.8	Environmental Matters	50

4.9	ERISA.	50

4.10	Margin Stock	51

4.11	Government Regulation	51

4.12	Financial Matters.	52

4.13	No Material Adverse Change	53

4.14	Reinsurance Agreements	53

4.15	Absence of Defaults	53

4.16	Accuracy of Information	53

4.17	Foreign Assets Control Regulations, Etc.	53

4.18	OFAC.	54

ARTICLE V AFFIRMATIVE COVENANTS		54

5.1	GAAP Financial Statements	54

5.2	Statutory Financial Statements	55

5.3	Other Business and Financial Information	56

5.4	Accuracy of Information	58

5.5	Taxes	58

5.6	Insurance	58

5.7	Corporate Existence; Franchises	58

5.8	ERISA	59

5.9	Investment Guidelines	59

5.10	Compliance with Laws	59

5.11	Accounting Methods and Financial Records	59

5.12	Visits and Inspections	59

5.13	Conduct of Business	59

5.14	Further Assurances	59

ARTICLE VI FINANCIAL COVENANTS		60

6.1	Leverage Ratio	60

6.2	Minimum Consolidated Net Worth	60

6.3	Minimum Liquidity	60

6.4	Speculative Hedges	60

ARTICLE VII NEGATIVE COVENANTS		60

7.1	Indebtedness	60

7.2	Liens	62

7.3	Merger, Acquisition, Sale of Assets and Liquidation	62

7.4	Acquisitions; Investments	62

7.5	Transactions with Excluded Subsidiaries and Affiliates	63

7.6	Use of Proceeds	63

7.7	Certain Accounting Changes	64

7.8	Additional Securities	64

ARTICLE VIII EVENTS OF DEFAULT		64

8.1	Events of Default	64

8.2	Remedies: Termination of Commitments, Acceleration, etc	66

8.3	Remedies: Set-Off	67

ARTICLE IX THE ADMINISTRATIVE AGENT		67

9.1	Appointment	67

9.2	Nature of Duties	67

9.3	Exculpatory Provisions	67

9.4	Reliance by Administrative Agent	68

9.5	Non-Reliance on Administrative Agent and Other Lenders	68

9.6	Notice of Default	69

9.7	Indemnification	69

9.8	The Administrative Agent in its Individual Capacity	70

9.9	Successor Administrative Agent	70

9.10	No Other Duties, Etc.	71

9.11	Withholding Tax.	71

9.12	Administrative Agent May File Proofs of Claim.	71

ARTICLE X MISCELLANEOUS		72

10.1	Fees and Expenses	72

10.2	Indemnification	72

10.3	Governing Law; Consent to Jurisdiction	73

10.4	Waiver of Jury Trial	73

10.5	Notices.	74

10.6	Amendments, Waivers, etc.	75

10.7	Successors and Assigns.	76

10.8	No Waiver	80

10.9	Successors and Assigns	80

10.10	Survival	80

10.11	Severability	80

10.12	Construction	80

10.13	Confidentiality	81

10.14	Counterparts; Effectiveness	81

10.15	Disclosure of Information	81

10.16	Patriot Act.	81

10.17	Entire Agreement	82

10.18	No Advisory or Fiduciary Relationship	82

EXHIBITS

Exhibit A-1	Form of Revolving Note

Exhibit A-2	Form of Swingline Note

Exhibit B-1	Form of Notice of Revolving Borrowing

Exhibit B-2	Form of Notice of Conversion/Continuation

Exhibit B-3	Form of Notice of Swingline Borrowing

Exhibit C	Form of Compliance Certificate

v

Exhibit D-1	Form of Assignment and Acceptance

Exhibit D-2	Form of Joinder Agreement

Exhibit E	Form of Opinion of McGuireWoods LLP

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 23, 2011 (this “Agreement”), is made among MARKEL CORPORATION, a Virginia corporation with its principal offices in Glen Allen, Virginia (the “Borrower”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the “Lenders”) and SUNTRUST BANK, a Georgia banking corporation (“SunTrust”) as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as swingline lender (the “Swingline Lender”).

RECITALS

A. The Borrower, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of June 9, 2010 (as in effect immediately prior to the date hereof, the “Existing Credit Agreement”).

B. The Borrower wishes to amend and restate the Existing Credit Agreement pursuant to the terms of this Agreement.

C. Subject to the terms and conditions of this Agreement, the Lenders and the Swingline Lender to the extent of their respective Commitments (as defined below), are willing severally to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“2013 Senior Notes” shall mean the 6.80% senior unsecured notes issued by the Borrower due February 15. 2013.

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Adjusted LIBOR Rate” shall mean, at any time with respect to each Interest Period for any LIBOR Loan, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Reserve Requirement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means (a) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no individual shall be deemed an Affiliate of a specified Person solely by reason of his or her being a director, officer or employee of such specified Person or any of its Subsidiaries.

“Administrative Agent” shall mean SunTrust, in its capacity as Administrative Agent appointed under Article IX, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by each Lender.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time after the date hereof.

“Aggregate Revolving Commitments” shall mean the sum of the Revolving Commitments of all of the Lenders.

“Annual Statement” shall mean, with respect to any Insurance Subsidiary, the statutory annual financial statement of such Insurance Subsidiary as is required to be filed with the applicable Governmental Authority of its jurisdiction of domicile, together with all exhibits and schedules filed therewith. References herein to items on particular pages, lines, columns, exhibits and schedules to an Annual Statement are based on the format promulgated by the National Association of Insurance Commissioners for 2010 Statutory Annual Statements, and if such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood and agreed that the reference contained herein is to the item of information consistent with that reported in the referenced item in the 2010 Annual Statement of such Insurance Subsidiary.

“Applicable Law” shall mean all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin Percentage” shall mean, (a) the applicable percentage to be added to the Adjusted LIBOR Rate or the Base Rate for purposes of determining the interest rate applicable to Revolving Loans pursuant to Section 2.8, and (b) the applicable percentage to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Borrower’s Leverage Ratio:

Level	Leverage Ratio	Applicable Margin Percentage for LIBOR Loans	Applicable Margin Percentage for Base Rate Loans	Applicable Margin Percentage for Unutilized Revolving Commitments Fee
I	≥ 0.35:1.00	1.625%	0.625%	0.275%
II	≥ 0.30:1.00 but <0.35:1.00	1.50%	0.50%	0.25%
III	≥ 0.20:1.00 but <0.30:1.00	1.375%	0.375%	0.225%
IV	<0.20: 1.00	1.25%	0.25%	0.20%

Initially, the Applicable Margin Percentages shall be determined by reference to Level II in the matrix above. On the second (2nd) Business Day after the date each Compliance Certificate is delivered pursuant to Section 5.3, the Applicable Margin Percentage for all Loans payable pursuant to Section 2.8(a) and the commitment fee payable pursuant to Section 2.9(b) shall be adjusted effective as of such date in accordance with the above matrix and the Leverage Ratio as calculated in such Compliance Certificate. If the required Compliance Certificate is not delivered on or prior to any date such delivery is required pursuant to Section 5.3, then during the period from the first Business Day after such date to the date such Compliance Certificate is delivered, the Applicable Margin Percentage shall be determined by reference to Level I in the matrix above.

“Applicable Period” shall have the meaning given to such term in Section 5.1.

“Arrangers” shall mean SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.7 and accepted by the Administrative Agent, in the form of Exhibit D-1 attached hereto or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower or any other individual duly authorized by or in accordance with a resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBOR Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below its prime lending rate. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time based upon the Base Rate.

“Borrowing” shall mean a Revolving Borrowing or Swingline Borrowing as the context may require.

“Borrowing Date” shall mean a Revolving Borrowing Date or Swingline Borrowing Date as the context may require.

“Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Atlanta, Georgia and Richmond, Virginia are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank Eurodollar market.

“Capital Lease” shall mean, with respect to any Person, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligation” shall mean, at any time, the amount that should, in accordance with GAAP, be reported as of such time as a liability on the balance sheet of the lessee with respect to a Capital Lease.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with a depository institution, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “cash collateralization” and “cash collateralized” have a corresponding meaning).

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clauses (i) through (iv) above.

“Closing Date” shall mean the date upon which the conditions precedent in Section 3.1 are satisfied (or waived in writing by the Administrative Agent and each Lender).

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or a combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Indebtedness” shall mean, at any time, the aggregate (without duplication) of all Indebtedness of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) reimbursement obligations of the Borrower or its Subsidiaries with respect to letters of credit that have been collateralized in full, and (ii) any Indebtedness of any Subsidiary that is an Excluded Subsidiary as of such date, so long as neither the Borrower or any Subsidiary other than an Excluded Subsidiary is directly or contingently liable on such Indebtedness.

“Consolidated Net Income” shall mean, for any 12-month period, the net income (or loss) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that for purposes of Section 6.2(b)(i) the Consolidated Net Income shall be deemed to be zero for any period for which such net income (loss) of Borrower and its Subsidiaries (other than Excluded Subsidiaries) is a loss.

“Consolidated Net Worth” shall mean, at any time, the shareholders’ equity of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP but adjusted as follows: (a)(i) minus, to the extent not already included as a liability in calculating such net worth, any Disqualified Capital Stock, (ii) minus, any such net worth attributable to Excluded Subsidiaries (with the net worth attributable to an Excluded Subsidiary including both the net worth of that Excluded Subsidiary and any investment in, or loan to, that Excluded Subsidiary by the Borrower or any other Subsidiary which is not an Excluded Subsidiary), and (iii) plus, solely for purposes of calculating the Leverage Ratio on any date, to the extent included as a liability in calculating such net worth, the aggregate outstanding amount (without duplication) of any Qualified Debt Obligations (but not any Qualified Debt Obligation that is also Disqualified Capital Stock); provided however, that the amount, if any, added back pursuant to this clause (a)(iii) on any date shall not exceed 25% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date; and (b) without regard to the requirements of Statement of Financial Accounting Standards Nos. 52 and 115 issued by the Financial Accounting Standards Board.

“Contingent Obligation” shall mean, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include (i) obligations under insurance or reinsurance policies, or (ii) endorsements for collection or deposit in the ordinary course of business. For purposes of clause (a) above, the Contingent Obligations of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Fee Letters, and all other agreements, instruments and documents creating obligations on the part of the Borrower or any of its Subsidiaries now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed to comply with its obligations under this Agreement to make a Loan and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”) unless such failure has been cured within three Business Days after the date such obligation was to be performed by such Lender, (ii) such

Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or under other agreements in which it commits to extend credit generally, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender; provided, that a Lender shall not be deemed to be a Defaulting Lender hereunder solely as a result of such Lender’s failure to fund (or the making of a public statement that it will not fund) its funding obligations hereunder if such failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Administrative Agent in writing of the same. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the date which is 95 days immediately following the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable for cash, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock; and provided, further that if the Borrower, at its option, may settle any payment upon such maturity or redemption by issuing common shares of the Borrower in lieu of a cash payment of such amount then such Capital Stock shall not be deemed to be Disqualified Capital Stock.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having combined capital and surplus in excess of $500,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the “OECD”) or a political subdivision of any such country and having combined capital and surplus in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company or other financial institution or fund organized under the laws of the United States or any state thereof that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, or (v) any other Person approved by the Required Lenders, which approval of the Required Lenders shall not be unreasonably withheld, and the Borrower (provided that the Borrower’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing).

“Eligible Investments” shall mean, for any Person, the securities owned by such Person that are (a) traded on a recognized United States or United Kingdom stock exchange or other financial market in a sufficiently active manner to enable daily mark-to-market accounting or (b) identified by a number using the Committee on Uniform Securities Identification Procedures (CUSIP) or the CUSIP International Numbering System (CINS) and which are valued on a daily basis by a nationally recognized valuation service (which is not an Affiliate of the Borrower) in the ordinary course of business to enable mark-to-market accounting, but in any case excluding real estate investments (other than publicly-traded real estate investment trusts), investments in Affiliates of such Person, private placements and other similar securities (other than privately placed securities described under clause (b) above that are readily transferable in compliance with the Securities Act of 1933, as amended, and/or the rules and regulations promulgated thereunder).

“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of any court or Governmental Authority, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), analogous state statutes, and the rules and regulations promulgated under the foregoing, as such statutes, rules and regulations are amended or modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” shall mean with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 304 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“Event of Default” shall have the meaning given to such term in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Subsidiary” shall mean Markel Ventures, Inc., a Virginia corporation, or any other Subsidiary of the Borrower that

(i) is a Pledged Subsidiary;

(ii) (x) is acquired or formed by Borrower or a Subsidiary of Borrower on or after the Closing Date, (y) is not, or is formed for the purpose of acquiring another Person that is not, primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses, and (z) is designated as an Excluded Subsidiary in the first Compliance Certificate under Section 5.3(a) following its formation or acquisition; or

(iii) is a Subsidiary of another Excluded Subsidiary.

“Existing Credit Agreement” shall have the meaning given such term in the Recitals of this Agreement.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letters” shall mean (i) the letter dated as of September 7, 2011 from SunTrust and accepted by the Borrower relating to certain fees payable by the Borrower to SunTrust in its capacity as Administrative Agent, Arranger and Lender, as well as certain fees payable by the Borrower to the other Lenders, each in respect of the transactions contemplated by this Agreement and (ii) the letter dated as of September 8, 2011 from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC and accepted by the Borrower relating to certain fees payable by the Borrower to Wells Fargo Securities, LLC in its capacity as Arranger, as well as certain fees payable by the Borrower to the other Lenders, in respect of the transactions contemplated by this Agreement, in each case, as amended, modified or supplemented from time to time.

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“GAAP” shall mean United States generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Approvals” shall mean all authorizations, consents, approvals, licenses, certificates of authority and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean any nation, province, state or political subdivision thereof and any central bank thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing which acts in a governmental capacity.

“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increase Effective Date” shall have the meaning given to such term in Section 2.20.

“Indebtedness” shall mean, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person and, with respect to the Borrower and its Subsidiaries, obligations incurred in connection with the acquisition of Pledged Subsidiaries, (b) all obligations of any such Person to pay the deferred purchase price of property or services (other than trade payables due from such Person and arising in the ordinary course of business), (c) all Capital Lease Obligations of such Person, (d) all Indebtedness of any other Person secured by a Lien on any asset of any such Person regardless of whether the Indebtedness shall have been assumed by such Person or is nonrecourse to the credit of such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relating to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person (but excluding any obligation relating to an undrawn letter of credit if the undrawn letter of credit is issued in connection with (i) a liability for which a reserve has been established by such Person or one of its Subsidiaries in accordance with GAAP or (ii) obtaining or maintaining any license, permit or authorization to transact insurance or reinsurance business in the ordinary course, including, without limitation, to support the business of such Person at Lloyd’s of London), (g) all Hedging Obligations in respect of Non-Speculative Hedges, (h) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock; provided, however, that the term “Indebtedness” shall not include (x) any Qualified Debt Obligation that is not also Disqualified Capital Stock or (y) solely for purposes of calculating the Leverage Ratio on any date, Indebtedness secured by a Stock Acquisition Lien that is nonrecourse to the credit of the Borrower or any of its Subsidiaries that are not Excluded Subsidiaries; provided, further, that the amount of such Qualified Debt Obligations excluded from “Indebtedness” under the immediately preceding proviso on any date shall not exceed 25% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations for Non-Speculative Hedges, the “principal amount” of such Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations; provided that, for purposes of determining Indebtedness hereunder, the Net Mark-to-Market Exposure of Hedging Obligations in respect of Non-Speculative Hedges shall not be included in Indebtedness unless the Net Mark-to-Market Exposure of such Hedging Obligations for the Borrower and its Subsidiaries exceeds $20,000,000 in the aggregate (in which case, the full amount of such Net Mark-to-Market Exposure shall be included in determining Indebtedness hereunder).

“Insurance Subsidiary” shall mean a Subsidiary the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required thereby to be regulated with the Applicable Law of its jurisdiction of domicile.

“Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Interest Period” shall mean (i) with respect to any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) with respect to any Revolving Loan which is a LIBOR Loan, at the option of the Borrower, a one, two, three or six-month period.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Joinder Agreement” shall mean a Joinder Agreement entered into pursuant to Section 2.20 among an Eligible Assignee, the Borrower and the Administrative Agent in substantially the form of Exhibit D-2.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.

“Lender” shall mean each financial institution signatory hereto and shall include, where appropriate, the Swingline Lender, and each other financial institution that becomes a “Lender” hereunder pursuant to Section 10.7, and their respective successors and assigns.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Indebtedness as of such date, to (ii) the sum of Consolidated Indebtedness plus Consolidated Net Worth, each as of such date.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time based upon the Adjusted LIBOR Rate.

“LIBOR” shall mean, for any Interest Period with respect to a LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen

LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” shall mean, as of any date of determination, the sum of the aggregate amount of all Liquid Assets of the Borrower on hand as of such date.

“Liquid Assets” shall mean, as of any date for any Person, the aggregate (without duplication) fair market value of all cash, Cash Equivalents and Eligible Investments of such Person as of such date that are not subject to any Liens; provided, however, that the fair market value of the Eligible Investments held by any Person as of such date shall be deemed to be the fair market value of the Eligible Investments held by such Person as of the following date: (a) if the date of determination is the last day of a calendar month or fiscal quarter, as of such date of determination, and (b) if the date of determination is any other day, as of the later of (i) the last day of the immediately preceding calendar month or (ii) the day that is five (5) Business Days before the day of the most recent Borrowing hereunder.

“Lloyd’s of London” shall mean the Society of Lloyd’s of London, the Council of Lloyd’s of London, or any other Person similarly associated with Lloyd’s of London.

“Lloyd’s Syndicate” shall mean a syndicate of Lloyd’s of London underwriters that is registered with the Financial Services Authority.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or individually, as the context shall require.

“Local Time” shall mean local time in Atlanta, Georgia.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in the condition (financial or otherwise), results of operations, business or assets of the Borrower and its Subsidiaries, taken as a whole, other than (a) any changes solely in the market price of the shares of common stock of the Borrower or (b) any changes resulting from (i) changes in general economic conditions, (ii) changes in the market level of investment portfolios, and (iii) changes affecting the property and casualty insurance industry in general.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the condition (financial or otherwise), results of operations, business or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Insurance Subsidiary” shall mean an Insurance Subsidiary that is a Material Subsidiary.

“Material Subsidiary” shall mean at all times, any Subsidiary of the Borrower (other than any Excluded Subsidiary or any other Subsidiary at any time the Capital Stock of which subsequently becomes subject to a Stock Acquisition Lien within six months following the date on which it is organized by the Borrower or a Subsidiary of the Borrower or becomes a Subsidiary of the Borrower pursuant to an Acquisition; provided, that, at all times prior to the time such Capital Stock is so encumbered such Subsidiary shall have been treated by the Borrower and its other Subsidiaries as an Excluded Subsidiary for purposes of Section 7.5) whose assets (excluding intercompany accounts) are in excess of ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter then most recently ended for which financial statements and a Covenant Compliance Worksheet have been delivered pursuant to Section 5.1 and Section 5.3.

“Maturity Date” shall mean September 22, 2015.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners and any successor thereto.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination, with respect to any Hedging Obligations, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligations. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing or unwinding the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date and without giving effect to offset or other credit for any collateral securing such Hedging Transaction), and “unrealized profits” means the fair market value of the gain to such Person of replacing or unwinding such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Speculative Hedge” shall mean any Hedging Transaction entered into by the Borrower or its Subsidiaries in the ordinary course of business for the purpose of (a) hedging exposure of the Borrower or its Subsidiaries or (b) mitigating risk with respect to the investment portfolio of the Borrower or its Subsidiaries.

“Non U.S. Insurance Subsidiary” shall mean Markel International Insurance Company Limited, Markel Capital Ltd., Terra Nova (Bermuda) Insurance Company Ltd. and each other Insurance Subsidiary (other than any U.S. Insurance Subsidiary).

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.17(d).

“Non-U.S. Participant” shall have the meaning given to such term in Section 2.17(d).

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notice of Borrowing” shall mean either a Notice of Revolving Borrowing or a Notice of Swingline Borrowing as the context may require.

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Revolving Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.21(b).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender (including the Swingline Lender), or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning given to such term in Section 10.7(d).

“Participating Lender” shall have the meaning given to such term in Section 2.17(d).

“Patriot Act” shall have the meaning given to such term in Section 10.17.

“Permitted Indebtedness” shall have the meaning given to such term in Section 7.1.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants, to the extent applicable) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13).

“Pledged Subsidiary” shall mean a Subsidiary of the Borrower, any of the Capital Stock of which is subject to a Stock Acquisition Lien or any other Lien.

“Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has determined in good faith that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) that has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any agreements in which it commits to extend credit generally or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. The Administrative Agent will promptly notify the Borrower of any of the foregoing matters for which the Administrative Agent has actual knowledge and shall promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pro Rata Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time, and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the Revolving Commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 8.2, then the Pro Rata Share of each Lender shall be determined based on its proportionate share of the aggregate Revolving Credit Exposure of all Lenders and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Debt Obligations” shall mean, without duplication, (a) Indebtedness securities of a Person that (i) permit the deferral of principal and interest payments for a period of up to five years (but not beyond the maturity date), as elected by such Person, (ii) have a maturity for payment of principal of not less than ten (10) years after the date of issuance, and (iii) include provisions making the Indebtedness thereunder expressly subordinate to all other Indebtedness of such Person; (b) preferred securities issued by a Subsidiary, the sole purpose of which is to issue such preferred securities and invest the proceeds thereof in Indebtedness securities of the type described in clause (a) above, and which preferred securities are payable solely out of the proceeds of payments on account of such Indebtedness securities; (c) the obligations recorded on the consolidated balance sheet of such Person and its Subsidiaries with respect to Indebtedness securities of the type described in clause (a) above and preferred securities of the type described in clause (b) above; (d) Indebtedness evidenced by the Borrower’s Liquid Yield Option Notes which mature June 5, 2031; and (e) any Indebtedness securities of the Borrower in respect of which the Borrower may, at Borrower’s option, satisfy any principal payment, redemption or repurchase obligation by issuing common shares of the Borrower in lieu of a cash payment of such amount.

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Qualified Trust” shall mean any statutory business trust, all of the common securities of which are owned, directly or indirectly, by the Borrower, that is the issuer of Qualified Debt Obligations and that holds as its sole assets Indebtedness securities described in clause (a) of the definition of Qualified Debt Obligations.

“Quarterly Statement” shall mean, with respect to any Insurance Subsidiary, the statutory quarterly financial statement of such Insurance Subsidiary as is required to be filed with the applicable Governmental Authority of its jurisdiction of domicile, with all exhibits and schedules filed therewith.

“Register” shall have the meaning given to such term in Section 10.7(c).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reinsurance Agreement” shall mean a reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification or similar arrangement with respect to insurance.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Replaced Lender” shall have the meaning given to such term in Section 2.19(a).

“Replacement Effective Date” shall have the meaning given to such term in Section 2.19(a).

“Replacement Lender” shall have the meaning given to such term in Section 2.19(a).

“Required Lenders” shall mean the Lenders holding outstanding Revolving Commitments representing more than fifty-one percent (51%) of (i) the aggregate at such time of all Revolving Commitments or (ii) after the termination of the Revolving Commitments, the aggregate at such time of all outstanding Revolving Credit Exposure; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitment and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Reserve Requirement” shall mean, with respect to any Interest Period, the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to SunTrust under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Responsible Officer” shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, any senior vice president or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Margin Stock” shall mean Margin Stock owned by the Borrower or any Subsidiary which represents not more than 33-1/3% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Borrower and its Subsidiaries (other than any Margin Stock) that is subject to the provisions of Sections 7.2 and 7.3.

“Revolving Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Revolving Loans pursuant to Section 2.11) on a single date of a group of Revolving Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Revolving Borrowing Date” shall mean, with respect to any Revolving Borrowing, the date upon which such Revolving Borrowing is made.

“Revolving Commitment” shall mean, with respect to any Lender at any time, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Swingline Loans in an the amount set forth opposite such Lender’s name on its signature page hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Acceptances (or a Joinder Agreement pursuant to Section 2.20), the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.7(c) as such Lender’s “Revolving Commitment,” as such amount may be increased at or prior to such time pursuant to Section 2.20 or reduced at or prior to such time pursuant to the terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Lender (other than the Swingline Lender) at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure.

“Revolving Loans” shall have the meaning given to such term in Section 2.1.

“Revolving Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sale-Leaseback Transaction” shall mean any arrangement under which the Borrower or any Subsidiary sells or transfers any of the real estate or other fixed assets then owned by it and thereupon or within one year thereafter the Borrower or any Subsidiary rents or leases the assets so sold or transferred.

“Sanctioned Country” shall mean a country subject to an OFAC sanctions program listed at www.treasury.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time, but shall not include a country where the relevant OFAC sanctions program is directed only against certain individuals named by OFAC as Specially Designated Nationals and does not generally prohibit transactions with and investments within that country.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) any other Person with whom transactions are prohibited under a sanctions program administered by OFAC.

“SAP” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements described in Section 4.12(b) or Section 5.2 (except where changes are required by the relevant Insurance Regulatory Authority).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Speculative Hedge” shall mean any Hedging Transaction entered into by the Borrower or its Subsidiaries that is not a Non-Speculative Hedge.

“Statutory Capital and Surplus” shall mean, as to any Insurance Subsidiary, the “surplus as regards policyholders” as of the end of each of its fiscal quarters, as reported on line 35, column 1, page 3 of the Annual Statement of such Insurance Subsidiary in the case of calculations made as of the last day of any fiscal year of such Insurance Subsidiary (or, with respect to any Non-U.S. Insurance Subsidiary, such other line, column or page of the Annual Statement as appropriate), or as determined in a consistent manner for any date other than one of which an Annual Statement is prepared.

“Stock Acquisition Lien” shall mean (i) any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind upon any Capital Stock of any Subsidiary of the Borrower acquired after the date hereof, if such Stock Acquisition Lien is given for the purpose of financing, and does not exceed, the cost to the Borrower or any Subsidiary of acquiring the Capital Stock or property of the acquired Subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition, and (ii) any extension, renewal or refinancing of any such Stock Acquisition Lien as long as the principal amount of obligations secured thereby does not exceed the principal amount of obligations secured immediately prior to such extension, renewal or refinancing.

“Subsidiary” shall mean as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“SunTrust” shall have the meaning given to such term in the preamble.

“Swingline Borrowing” shall mean the incurrence by the Borrower of a Swingline Loan.

“Swingline Borrowing Date” shall have the meaning given such term in Section 2.21(b).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Revolving Loan or to purchase a participation in accordance with Section 2.21, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust in its capacity as swingline lender in accordance with Section 2.21.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit A-2.

“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Swingline Lender and accepted by the Borrower. The Borrower is under no obligation to accept this rate and the Swingline Lender is under no obligation to provide it.

“Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 8.2.

“Threshold Amount” means $50,000,000.

“Transactions” shall mean, the transactions contemplated by this Agreement and the other Credit Documents, including (i) the making of the Loans, and (ii) the payment of the fees and expenses contemplated hereby and thereby.

“Type” shall have the meaning given to such term in Section 2.2.

“Unrestricted Margin Stock” shall mean any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

“Unutilized Revolving Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Commitment at such time less the aggregate principal amount of all Revolving Loans (excluding Swingline Exposure) made by such Lender that are outstanding at such time.

“U.S. Insurance Subsidiaries” shall mean the Insurance Subsidiaries of the Borrower that are organized under the laws of a State of the United States.

“Wholly-Owned” shall mean, with respect to a Subsidiary, a Subsidiary all of the shares of Capital Stock of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms as defined in Part I of the Subtitle E of Title IV of ERISA.

1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, SAP). Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Article VI, all accounting determinations and computations hereunder shall be made in accordance with GAAP or SAP, as applicable as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.12. In the event that any changes in GAAP or SAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes. Furthermore, the Borrower hereby agrees that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement, including, without limitation, for calculating financial ratios herein and determining compliance with the financial covenants herein.

1.3 Other Terms; Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1(e) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1 Commitments.

(a) Each Lender (other than the Swingline Lender) severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Revolving Commitment at such time, provided that no Revolving Borrowing shall be made at any time, if, immediately after giving effect thereto, (a) such Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders would exceed the Aggregate Revolving Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) The Swingline Lender agrees to make Swingline Loans in accordance with Section 2.21, and each Lender agrees to make Revolving Loans or purchase a participation interest in the Swingline Loans in accordance with Section 2.21; provided that no Swingline Loan shall be made at any time, if, immediately after giving effect thereto, the sum of the aggregate Revolving Credit Exposures of all Lenders would exceed the Aggregate Revolving Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans.

2.2 Revolving Borrowings.

(a) The Revolving Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Revolving Loan), provided that all Revolving Loans comprising the same Revolving Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

(b) In order to make a Revolving Borrowing (other than Revolving Borrowings involving continuations or conversions of outstanding Revolving Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Local Time, three (3) Business Days prior to each Revolving Borrowing to be comprised of LIBOR Loans and 10:00 a.m., Local Time, on the day of each Revolving Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Revolving Borrowing of any Revolving Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove. Each such notice (each, a “Notice of Revolving Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Revolving Loans to be made pursuant to such Revolving Borrowing, (2) in the case of a Revolving Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Revolving Borrowing (the “Revolving Borrowing Date”), which shall be a Business Day. Upon its receipt of a Notice of Revolving Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Revolving Borrowing. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of each Revolving Borrowing comprised of Base Rate Loans shall not be less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Revolving Commitments), and the aggregate principal amount of each Revolving Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof;

(ii) if the Borrower shall have failed to designate the Type of Revolving Loans comprising a Revolving Borrowing, the Borrower shall be deemed to have requested a Revolving Borrowing comprised of Base Rate Loans; and

(iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Revolving Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c) Not later than 1:00 p.m., Local Time, on the requested Revolving Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in Section 10.5 (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

2.3 Disbursements; Funding Reliance; Domicile of Loans.

(a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b) Unless the Administrative Agent has received, prior to 1:00 p.m., Local Time, on the relevant Revolving Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the relevant Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Revolving Borrowing Date in accordance with the applicable provisions of Section 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Revolving Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type of Revolving Loans comprising such Revolving Borrowing, as determined under the provisions of Section 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Revolving Borrowing for purposes of this Agreement. The failure of any Lender to make any Revolving Loan required to be made by it as part of any Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan as part of such Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender as part of any Revolving Borrowing.

(c) Each Lender may, at its option, make and maintain any Revolving Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4 Notes.

(a) The Revolving Loans made by each Lender shall be evidenced by a Revolving Note appropriately completed in substantially the form of Exhibit A-1. The Swingline Loans made by the Swingline Lender shall be evidenced by a Swingline Note appropriately completed in substantially the form of Exhibit A-2.

(b) Each Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Closing Date (or, in the case of a

Revolving Note issued after the Closing Date, dated the effective date of the applicable Assignment and Acceptance), (iv) be in a stated principal amount equal to such Lender’s Revolving Commitment (or, in the case of the Swingline Note, the amount of the Swingline Commitment), (v) bear interest in accordance with the provisions of Section 2.8, as the same may be applicable from time to time to the Loans made by such Lender, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

(c) Each Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Revolving Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Revolving Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes.

2.5 Termination and Reduction of Commitments.

(a) The Revolving Commitments and Swingline Commitment shall be automatically and permanently terminated on the Termination Date.

(b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Commitments, provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple thereof. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c) Each reduction of the Revolving Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Revolving Commitments. Any such reduction in the Aggregate Revolving Commitments below the principal amount of the Swingline Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment.

(d) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender.

2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

(b) In the event that, at any time, the aggregate principal amount of Revolving Credit Exposure outstanding at such time shall exceed the Aggregate Revolving Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

(c) Each prepayment of the Loans made pursuant to Section 2.6(b) shall be applied first to the Swingline Loans to the full extent thereof, second to prepay all Base Rate Loans and finally to any LIBOR Loans. Each payment or prepayment pursuant to the provisions of this Section shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

(d) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

2.7 Voluntary Prepayments.

(a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iv) below), upon written notice given to the Administrative Agent not later than (x) 11:00 a.m., Local Time, three (3) Business Days prior to each intended prepayment of LIBOR Loans, (y) one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans) and (z) in the case of Swingline Loans, 11:00 a.m., Local Time on the date of such prepayment, provided that (i) each partial prepayment (other than Swingline Loans) shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof, (ii) each partial prepayment of Swingline Loans shall be in an amount that would be permitted in the case of an advance of a Swingline Borrowing pursuant to Section 2.21, (iii) no partial prepayment of LIBOR Loans made pursuant to any single Revolving Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Revolving Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $100,000 in excess thereof, and (iv) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

(b) Each prepayment of the Revolving Loans made pursuant to subsection (a) above shall be applied ratably among the Lenders holding the Revolving Loans being prepaid, in proportion to the principal amount held by each.

2.8 Interest.

(a) The Borrower will pay interest in respect of the unpaid principal amount of each Revolving Loan, from the date of Revolving Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Revolving Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Revolving Loan is a LIBOR Loan, plus, in each case, the Applicable Margin Percentage in effect from time to time for each such Type of Loan.

(b) The Borrower will pay interest in respect of the unpaid principal amount of each Swingline Loan, from the date of Swingline Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate plus the Applicable Margin Percentage for Base Rate Loans as in effect from time to time during such periods as such Swingline Loan is a Base Rate Loan, and (ii) at the Swingline Rate, as in effect from time to time during such periods as such Swingline Loan bears interest at the Swingline Rate.

(c) Upon the occurrence and during the continuance of any default by the Borrower in the payment of any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether based on the Base Rate, the Adjusted LIBOR Rate or the Swingline Rate) plus 2% (or, in the case of fees and other amounts, at the Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(d) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.10 and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR

Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof;

(iii) in respect of each Swingline Loan, on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto; and

(iv) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(e) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by Applicable Law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by Applicable Law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by Applicable Law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Revolving Borrowing of LIBOR Loans after its receipt of the relevant Notice of Revolving Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9 Fees.

The Borrower agrees to pay:

(a) On or before the Closing Date, to the Administrative Agent and the Arrangers, for their own account and for the account of each Lender, as applicable, the respective fees payable to the Administrative Agent, the Arrangers and such Lenders in the amounts and at the times previously agreed in the Fee Letters.

(b) To the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the earliest of the Closing Date to the Termination Date, at a per annum rate equal to the Applicable Margin Percentage in effect for such fee from time to time during such quarter on such Lender’s ratable share (based on the proportion that its Revolving Commitment bears to the Aggregate Revolving Commitments) of the average daily aggregate Unutilized Revolving Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, (ii) on the date of any increase in the Aggregate Revolving Commitments pursuant to Section 2.20, and (iii) on the Termination Date;

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.15 will automatically be deemed adjusted to reflect the provisions of this Section; provided that (a) to the extent that a portion of the Swingline Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (ii) of Section 2.22(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Swingline Lender.

2.10 Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Revolving Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the Interest Period to be applicable to such LIBOR Loans; provided, however, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) LIBOR Loans may not be outstanding under more than ten (10) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v) the Borrower may not select any Interest Period that expires after the Maturity Date; and

(vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

2.11 Conversions and Continuations.

(a) The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Revolving Loans that are Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) this Section shall NOT apply to Swingline Borrowings, which may not be converted or continued, (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $100,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Revolving Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $100,000 in excess thereof, (y) except as otherwise provided in Section 2.16(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof), and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of an Event of Default.

(b) The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Local Time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Revolving Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12 Method of Payments; Computations.

(a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders or to the Swingline Lender) at its office referred to in Section 10.5, prior to 2:00 p.m., Local Time, on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m., Local Time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders (including any direct payments to the Swingline Lender) as follows: (i) if the payment is received by 2:00 p.m., Local Time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 2:00 p.m., Local Time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

(c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of the actual number of days (including the first day but excluding the last day) elapsed and a year consisting of (i) in the case of Base Rate Loans, 365 or 366 days, as the case may be, or (ii) in all other instances, 360 days.

2.13 Recovery of Payments.

(a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14 Use of Proceeds. The proceeds of the Loans shall be used to fund future Acquisitions, investments and repurchases of Capital Stock of the Borrower, and for general corporate purposes, in each case, in accordance with the terms and provisions of this Agreement.

2.15 Pro Rata Treatment.

(a) All fundings, continuations and conversions of Revolving Loans shall be made by the Lenders pro rata on the basis of their respective Revolving Commitments (in the case of the initial funding of Revolving Loans pursuant to Section 2.2) or on the basis of their respective outstanding Revolving Loans (in the case of continuations and conversions of Revolving Loans pursuant to Section 2.11, and additionally in all cases in the event the Revolving Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Revolving Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 10.7) applicable to the payment of any of the Obligations (including its participations in Swingline Loans) that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

2.16 Increased Costs; Change in Circumstances; Illegality; etc.

(a) If, at any time after the date hereof and from time to time, the introduction of or any change in any Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on the overall net income of such Lender or its applicable Lending Office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or issuing or to reduce the amount of any sum received or receivable by such Lender hereunder, the Borrower will, within five (5) Business Days of demand therefor by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return. Notwithstanding the foregoing, the Administrative Agent and each Lender will take any reasonable actions available to it (including designation of a different Lending Office), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 2.16(a) and that will not, in the reasonable judgment of the Administrative Agent or such Lender, be materially disadvantageous.

(b) If, at any time after the date hereof and from time to time, any Lender shall have reasonably determined that the introduction of or any change in any Applicable Law regarding capital adequacy or in the interpretation or administration thereof by any Governmental

Authority charged with the interpretation or administration thereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect, as a consequence of such Lender’s Commitment or Loans hereunder, of reducing the rate of return on the capital of such Lender (or on the capital of the Parent Company of such Lender) to a level below that which such Lender or the Parent Company of such Lender could have achieved but for such introduction, change or compliance (taking into account such Lender’s policies or the policies of the Parent Company of such Lender with respect to capital adequacy), the Borrower will, within five (5) Business Days of demand therefor by such Lender therefor, pay to such Lender or the Parent Company of such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return.

(c) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders. Notwithstanding the foregoing, the Administrative Agent and each Lender will take any reasonable actions available to it (including designation of a different Lending Office), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 2.16(c) and that will not, in the reasonable judgment of the Administrative Agent or such Lender, be materially disadvantageous.

(d) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into a

Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender will take any reasonable actions available to it (including designation of a different Lending Office), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 2.16(d) and that will not, in the reasonable judgment of the Administrative Agent or such Lender, be materially disadvantageous.

(e) A certificate of any Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender or the Parent Company of such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be presumed to be correct and binding in the absence of proof of error. No failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by Applicable Law.

(f) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any Applicable Law”, regardless of the date enacted, adopted or issued.

2.17 Taxes.

(a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the overall net income (or franchise taxes imposed in lieu thereof) of the Administrative Agent or any Lender by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) the Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

(b) The Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor.

(c) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such Tax at the Borrower’s expense if requested by the Borrower, provided that (x) such contest shall be undertaken solely in the name of the Borrower, and (y) each Lender shall retain control of any contest of any Taxes undertaken in its name. In addition, each of the Administrative Agent and each Lender agrees that if it (in its sole discretion, exercised in good faith) subsequently determines that it has recovered, or received a credit against, or relief, refund or remission of, or reduction with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), and such credit, relief, refund, remission or reduction has been obtained, utilized or retained by the Administrative Agent or such Lender on an affiliated group basis, then the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority and; provided, further, that (i) absent manifest error, such Lender or the Administrative Agent shall be the sole judge of the amount of such credit, relief, refund, reduction or remission, the date on which it is received and the net tax benefit thereof, (ii) such Lender or the Administrative Agent shall not be obliged to disclose information regarding its tax affairs or tax computations, and (iii) nothing in this Section 2.17(c) shall interfere with such Lender’s or the Administrative Agent’s right to manage its tax affairs in whatever manner it sees fit.

(d) If any Lender is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a “Non-U.S. Lender”) and claims exemption from United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Borrower, on or prior to the

Closing Date (or in the case of a Participant that is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof (a “Non-U.S. Participant”), to the Lender from which the related participation shall have been purchased (the “Participating Lender”), two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Non-U.S. Lender’s or Non-U.S. Participant’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Non-U.S. Lender or Non-U.S. Participant is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Non-U.S. Lender or Non-U.S. Participant qualifies as “portfolio interest” exempt from U.S. withholding tax under Internal Revenue Code section 871(h) or 881(c), and (B) stating that (1) the Non-U.S. Lender or Non-U.S. Participant is not a bank for purposes of Internal Revenue Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Non-U.S. Lender or Non-U.S. Participant, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Non-U.S. Lender or Non-U.S. Participant is not a 10% shareholder of the Borrower within the meaning of Internal Revenue Code section 871(h)(3) or 881(c)(3)(B); and (3) the Non-U.S. Lender or Non-U.S. Participant is not a controlled foreign corporation that is related to the Borrower within the meaning of Internal Revenue Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Non-U.S. Lender or Non-U.S. Participant, including Forms W-8 IMY or W-8 EXP. Each such Non-U.S. Lender further agrees to deliver, within thirty (30) days of the receipt of a written request of the Administrative Agent or the Borrower, to each of the Administrative Agent and the Borrower (or in the case of a Non-U.S. Participant, to the Participating Lender) an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender or Non-U.S. Participant is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Borrower (or in the case of a Non-U.S. Participant, to the Participating Lender) that it is not entitled to receive payments without deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Borrower (or in the case of a Non-U.S. Participant, the Participating Lender) of any changes in circumstances that relate solely to such Non-U.S. Lender that would modify or render invalid any claimed exemption or reduction, and each such Participating Lender will promptly notify the Administrative Agent and the Borrower of any such notice it receives from a Non-U.S. Participant as described in this Section 2.17(d).

(e) If any Lender is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax, the Borrower and the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If any of the forms or other documentation required under subsection (d) above are not delivered to the Administrative Agent as therein required, then the Borrower and the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amount to any Non-U.S. Lender, in respect of United States federal income tax pursuant to this Section 2.17 to the extent that (i) the obligation to withhold amounts with respect to United States federal income tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of an assignee or a participant, on the date such Person became an assignee or participant hereunder), or with respect to payments to a new Lending Office, the date such Non-U.S. Lender designated such new Lending Office with respect to the Loans; provided, however, that this clause (i) shall not apply to any assignee or Lending Office that becomes an assignee or new Lending Office as a result of an assignment, transfer or designation made at the request of the Borrower; and provided, further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts that the assignee or participant (or the Lender through a new Lending Office) would otherwise be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such assignee or participant, or the Lender making the designation of such new Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (d) above.

(g) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.17, then such Lender will change the jurisdiction of its Lending Office if, in the judgment of such Lender, such change (i) will eliminate or, if it is not possible to eliminate, will reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender. Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if due to any failure of the Borrower, a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at LIBOR in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. A certificate of any Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be presumed to be correct and binding in the absence of proof of error. This Section shall also apply to any Swingline Loan where the Swingline Rate is based on LIBOR.

2.19 Replacement of Lenders.

(a) The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from the Borrower under Section 2.16(a), 2.16(b) or 2.17 (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.16(d) or (iii) that is a Defaulting Lender, in any case under clauses (i) through (iii) above by written notice to such Lender and the Administrative Agent given not more than thirty (30) days after any such event and requiring such Lender (the “Replaced Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.7) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender but excluding any Defaulting Lender) (each, a “Replacement Lender,” and collectively, the “Replacement Lenders”), provided that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 10.7(b) (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to Section 10.7(b), which fee, for purposes hereunder, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Revolving Commitment and outstanding Revolving Credit Exposure of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Revolving Credit Exposure of the Replaced Lender and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender under Section 2.9(b), and (y) to the Administrative Agent, for its own account, any amount owing to the Administrative Agent by the Replaced Lender under Section 2.3(b), and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Section 2.16(a)

and (b) which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.19, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

2.20 Increase in Revolving Commitments.

(a) Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments to an amount (for all such requests) not exceeding an aggregate additional $150,000,000 of Revolving Commitments (in addition to the $150,000,000 of Aggregate Revolving Commitments in effect on the Closing Date); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) no Lender shall have any obligation to increase its Revolving Commitment without its consent, and (iii) the Borrower may make a maximum of four such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall also specify (A) the upfront fee, if any, to be paid to the Lenders which agree to provide the requested increase in Revolving Commitments, and (B) the time period within which each Lender is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If following such time period the Lenders have not agreed to provide the full amount of a requested increase, then the Borrower, at its option, may (i) rescind all or a portion of such request made to the existing Lenders under this Section 2.20 and instead invite one or more Eligible Assignees reasonably acceptable to the Administrative Agent and the Swingline Lender (which may be, but need not be, one or more of the existing Lenders (other than Defaulting Lenders)) to become a Lender hereunder pursuant to a Joinder Agreement; provided, however, that such Eligible Assignee or Eligible Assignees shall have agreed to (x) provide the full amount of such requested increase (and shall not receive any upfront fees except as have been offered to the Lenders) and (y) become a party to this Agreement, (ii) accept the offers made by the existing Lenders or (iii) accept the offers made by the existing Lenders and also invite additional Eligible Assignees to become Lenders pursuant to a Joinder Agreement.

(b) If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall (x) deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (for further distribution to each Lender) signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.15, 4.16, 4.17 and 4.18 are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (ii) no Default or Event of Default exists and (iii) assuming the full amount of the requested increase in the Aggregate Revolving Commitments has been funded, the Borrower shall be in pro forma compliance with the financial covenants set forth in Article VI and (y) cause to be delivered to the Administrative Agent and the Lenders a favorable opinion of counsel for the Borrower, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent . The Borrower shall (x) prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.18) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Revolving Commitments under this Section and (y) pay any accrued and unpaid commitment fee pursuant to Section 2.9(b).

(c) This Section shall supersede any provisions in Section 2.15(b) to the contrary.

2.21 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments at such time and the aggregate Revolving Credit Exposures of all Lenders at such time; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit B-3 attached hereto (“Notice of Swingline Borrowing”) prior to 11:00 a.m. Local Time on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan and (ii) the date of such Swingline Loan (the “Swingline Borrowing Date”), which shall be a Business Day. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate (plus the Applicable Margin Percentage for Base Rate Loans) or the Swingline Rate and shall have an Interest Period as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in immediately available funds not later than 1:00 p.m. Local Time on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make Revolving Loans in an aggregate amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Revolving

Loan included in such Revolving Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.3, which proceeds will be used solely for the repayment of such Swingline Loan. Such Revolving Loans shall be Base Rate Loans.

(d) If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Revolving Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e) Each Lender’s obligation to make a Revolving Loan pursuant to Section 2.21(c) or to purchase the participating interests pursuant to Section 2.21(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Credit Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Credit Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.21, until such amount has been purchased in full.

2.22 Defaulting Lenders.

(a) If any Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Swingline Exposure of any Defaulting Lender cannot be so reallocated, for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Swingline Lender), (a) Cash Collateralize the obligations of the Borrower to the Swingline Lender in respect of such Swingline Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of the Swingline Exposure of such Defaulting Lender, or (b) prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iii) with the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of clause (iv) below will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender; and

(iv) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender under this Agreement, third if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan, fourth to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lenders against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower, the Administrative Agent and the Swingline Lender agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.

ARTICLE III

CONDITIONS OF BORROWING

3.1 Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make Revolving Loans in connection with the initial Revolving Borrowing hereunder and of the Swingline Lender to make Swingline Loans, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and, except for the Notes, in sufficient copies for each Lender:

(i) a Revolving Note for each Lender that is a party hereto as of the Closing Date, in the amount of such Lender’s Revolving Commitment, and the Swingline Note payable to the Swingline Lender in the amount of the Swingline Commitment, each duly completed in accordance with the relevant provisions of Section 2.4 and executed by the Borrower; and

(ii) the favorable opinions of McGuireWoods LLP, counsel to the Borrower, in substantially the form of Exhibit E addressed to the Administrative Agent and the Lenders and addressing such other matters as the Administrative Agent or any Lender may reasonably request.

(b) The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing, (iii) no Material Adverse Change has occurred since December 31, 2010, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change; and (iv) all conditions to the effectiveness of this Agreement set forth in this Section 3.1 have been satisfied or waived in writing by the Administrative Agent and each Lender.

(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, and as to the incumbency and genuineness of the signature of each officer of the Borrower, executing this Agreement or any other Credit Documents, and attaching all such copies of the documents described above.

(d) The Administrative Agent shall have received a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) All legal matters, documentation, and corporate or other proceedings incident to the Transactions shall be satisfactory in form and substance to the Administrative Agent; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of this Agreement.

(f) The Borrower shall have paid (i) to the Administrative Agent and Arrangers, for their own account and for the account of each Lender, as applicable, the respective fees described in Section 2.9(a), and (ii) all other fees and expenses of the Administrative Agent and the Lenders required hereunder, the Fee Letters, or under any other Credit Document to be paid on or prior to the Closing Date (including fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

(g) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Loans and until replaced by a new Account Designation Letter, all other loans to be made hereunder.

(h) The Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions of All Borrowings. Except as otherwise provided in Section 2.21, the obligation of each Lender to make any Loans hereunder, including the initial Revolving Loans and Swingline Loans, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) The Administrative Agent shall have received a Notice of Revolving Borrowing in accordance with Section 2.2(b) or Notice of Swingline Borrowing in accordance with Section 2.21(b), as the case may be;

(b) Each of the representations and warranties contained in Sections 4.1, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.15, 4.16, 4.17 and 4.18 shall be true and correct on and as of such Borrowing Date (including the Closing Date, in the case of any Loans made hereunder on the Closing Date) with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); and

(c) No Default or Event of Default shall have occurred and be continuing on such date hereunder, both immediately before and after giving effect to the Loans to be made on such date; provided, however, that for determinations of whether there is a Default or Event of Default on account of a violation of Section 6.3, the fair market value of the Eligible Investments of the Borrower or any Subsidiary shall be deemed to be the fair market value of the Eligible Investments held by such Person five (5) Business Days before the date of Borrowing.

Each giving of a Notice of Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

In addition to other conditions precedent herein set forth, if any Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing, the Swingline Lender will not be required to make any Swingline Loans, unless it is satisfied that all related Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender is fully covered or eliminated by any combination satisfactory to the Swingline Lender of the following:

(i) in the case of a Defaulting Lender, the Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 2.22(a)(i); and

(ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.22(a)(ii), the Borrower Cash Collateralizes its payment and reimbursement obligations with respect to such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent and the Swingline Lender, to protect it against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

3.3 Delivery of Documents. All of the Credit Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders:

4.1 Organization; Power; Qualification. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate (or, if it is not a corporation, other requisite) power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature or transaction of its business requires such qualification and authorization, except where a failure to be so qualified and authorized would not in any given case or in the aggregate have a Material Adverse Effect.

4.2 Ownership. As of the Closing Date, (i) all of the Material Subsidiaries of Borrower are Essex Insurance Company, Shand/Evanston Group Inc., Evanston Insurance Company, Markel Capital Holdings Limited, Markel Capital Limited, Markel International Insurance Company Limited and Markel International Ltd., and (ii) all of Borrower’s Material Subsidiaries are Wholly-Owned.

4.3 Authorization. The Borrower has the corporate power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Credit Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Credit Documents have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

4.4 Compliance of Agreement with Laws, etc. The execution, delivery and performance by the Borrower of the Credit Documents in accordance with their respective terms, the Borrowings hereunder and the other Transactions do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval which has not been obtained or waived, or, violate any Applicable Law relating to the Borrower or any Subsidiary, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any Subsidiary or any material indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of their respective properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary (other than an Excluded Subsidiary). Neither the Borrower nor any of its Material Subsidiaries is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits the ability of any Material Subsidiary (A) to make dividend payments or other distributions in respect of its Capital Stock, (B) to repay Indebtedness owed to the Borrower or any Subsidiary, (C) to make loans or advances to the Borrower or any Subsidiary, or (D) to transfer any of its assets or properties to the Borrower or any of its Subsidiaries, in each case, other than such restrictions or encumbrances existing under or by reason of the Credit Documents, any Applicable Law or agreements with Governmental Authorities which could not reasonably be expected to result in a Material Adverse Effect.

4.5 Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and is otherwise in compliance with all Applicable Laws in respect of the conduct of its business and the ownership and operation of its properties, except where a failure to have such Governmental Approvals or to be in compliance therewith or the failure to comply with such Applicable Law would not in any given case or in the aggregate have a Material Adverse Effect.

4.6 Litigation. Except as disclosed by the Borrower in its filings with the SEC made prior to the date hereof, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting, the Borrower or any Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority or other person in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect.

4.7 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal and all material state, local and other tax returns required to be filed by it, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, other than those which are not yet delinquent and other than those which are being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and for which the Borrower or such Subsidiary has established reserves as required by GAAP. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

4.8 Environmental Matters. The Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including, without limitation, Environmental Laws in all jurisdictions in which the Borrower or any Subsidiary owns or operates, or has owned or operated, a facility, arranges or has arranged for disposal or treatment of Hazardous Substances, or holds or has held any interest in real property. No material release, threatened release or disposal of Hazardous Substances is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which the Borrower or any Subsidiary holds any interest in violation of any Environmental Law.

4.9 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a liability in excess of the Threshold Amount. There is no Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA.

(b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions ERISA, the Internal Revenue Code and other requirements of Applicable Law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to a Employee Benefit Plan.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan and neither the Borrower nor ERISA Affiliate has engaged in a material non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code in connection with any Employee Benefit Plan and (ii) no liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan.

4.10 Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” (as each such term is defined or used in Regulation U) any Margin Stock. No part of the proceeds of any of the Loans will be used for purchasing or carrying Margin Stock in violation of the provisions of Regulation T, U or X or any provision of the Exchange Act and, without limiting the generality of the foregoing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, that are subject to the restrictions in Section 7.2 or 7.3 will be attributable to Margin Stock.

4.11 Government Regulation. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended), and neither the Borrower nor any Subsidiary is, or after giving effect to the Loans will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

4.12 Financial Matters.

(a) The Borrower has heretofore furnished or made available to the Administrative Agent and each Lender copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010, 2009 and 2008 and the related statements of income and cash flows for the fiscal years ended December 31, 2010, 2009 and 2008, together with the opinion of KPMG, LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2011, and the related statements of income and cash flows for the three-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and fairly present in accordance with GAAP (x) the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof, and (y) the results of operations of the Borrower and its Subsidiaries, on a consolidated basis, for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that would in accordance with GAAP have been required to be disclosed or provided for in such financial statements.

(b) The Borrower has heretofore furnished or made available to the Administrative Agent and each Lender copies of (i) the Annual Statements of each of its Material Insurance Subsidiaries as of December 31, 2010 and for the fiscal year then ended, and (ii) the Quarterly Statements of each of its Material Insurance Subsidiaries as of June 30, 2011, and for the three-month period then ended, each as filed with the relevant Insurance Regulatory Authority. Such financial statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance with Applicable Law when filed and fairly present in accordance with SAP the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in such financial statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective financial statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such financial statements.

(c) The Borrower, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities

(including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

4.13 No Material Adverse Change. As of the Closing Date, (a) there has been no Material Adverse Change since December 31, 2010, and (b) no event has occurred or condition arisen that could reasonably be expected to result in a Material Adverse Change.

4.14 Reinsurance Agreements. After taking into consideration provisions for uncollectable reinsurance for which reserves have been reflected in the financial statements of the Borrower or any of its Subsidiaries, the Borrower has no reason to believe that any material amount recoverable pursuant to any material Reinsurance Agreement applicable to the Insurance Subsidiaries or their properties or assets reflected in the relevant Annual Statement or Quarterly Statement is not fully collectible in due course. Each Insurance Subsidiary is entitled to take full credit on its Annual Statement or Quarterly Statement pursuant to Applicable Law for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. There are no assumption reinsurance contracts or arrangements entered into by any Insurance Subsidiary in which such Insurance Subsidiary has ceded risk to any other Person which are material individually or in the aggregate to the Borrower and its Subsidiaries, taken as a whole.

4.15 Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary under any material judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

4.16 Accuracy of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any of its Subsidiaries and furnished to the Administrative Agent or the Lenders were, at the time the same were so furnished, correct in all material respects (it being understood that no representations and warranties are being made herein regarding projections and forward-looking statements contained therein). No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any of the Credit Documents or in connection with the Transactions contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower, or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading with respect to the creditworthiness of the Borrower or its Subsidiaries. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or which, insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

4.17 Foreign Assets Control Regulations, Etc. Neither the making of any Loan nor the use of the proceeds thereof will, with respect to the Borrower or its Subsidiaries, violate (a) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the

United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) the Patriot Act or (c) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, neither Borrower nor any of its Subsidiaries is a “blocked person” as described in Section 1 of such Executive Order and neither the Borrower nor any of its Subsidiaries which is covered by the provisions of such Executive Order engages in any dealings or transactions with, or is otherwise associated with, any such blocked person.

4.18 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Solely for purposes of this Section 4.18, “Affiliate of the Borrower” shall not include any Person who is an Affiliate of the Borrower solely by virtue of its ownership of Equity Interests in the Borrower unless the Borrower has actual knowledge that such Person would be included in any of the foregoing clauses (i), (ii) or (iii).

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

5.1 GAAP Financial Statements. The Borrower will deliver to each Lender:

(a) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2011 the quarterly report for the Borrower on Form 10-Q (or other applicable form) filed with the SEC with respect to such quarter;

(b) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, the annual report for the Borrower on Form 10-K (or other applicable form) filed with the SEC with respect to such year; and

(c) Such additional information, reports or statements (financial or otherwise) as the Administrative Agent or any Lender may from time to time reasonably request.

Without in any way limiting the effect of Section 10.5(c), documents required to be delivered pursuant to Sections 5.1(a), (b) or (c), 5.2 or 5.3(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address identified pursuant to Section 10.5; (ii) such documents are available on the SEC’s EDGAR website at www.sec.gov; or (iii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

In the event that any financial statement delivered pursuant to clauses (a) or (b) immediately above or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin Percentage for any period (an “Applicable Period”) than the Applicable Margin Percentage applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin Percentage for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing to Lenders as a result of such increased Applicable Margin Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Article VIII or any rights to charge and collect interest at the rates provided forth in Section 2.8(c).

5.2 Statutory Financial Statements. The Borrower will deliver to the Administrative Agent:

(a) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2011, a Quarterly Statement of each Material Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;

(b) As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2011, the syndicate quarterly report for each Lloyd’s Syndicate managed by a Subsidiary as of the end of such fiscal quarter and the for that portion of the fiscal year then ended, in the form filed with Lloyd’s of London;

(c) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, an Annual Statement of each Material Insurance Subsidiary, as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;

(d) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, the annual solvency return filed with Lloyd’s of London on behalf of any Lloyd’s Syndicate managed by a Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with Lloyd’s of London; and

(e) To the extent required by any Insurance Regulatory Authority, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, a combined Annual Statement of the U.S. Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authorities, prepared in accordance with SAP.

5.3 Other Business and Financial Information. The Borrower will deliver the following:

(a) To each Lender, concurrently with each delivery of the financial statements described in Section 5.1(a) and (b), a Compliance Certificate in the form of Exhibit C with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together in each case with (i) a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in the Worksheets as of the last day of the period covered by such financial statements, (ii) supporting information and reports with respect to its Liquid Assets, including information regarding the value of such Liquid Assets, in form and substance reasonably satisfactory to the Administrative Agent and (iii) any changes since the prior Compliance Certificate in which Subsidiaries constitute Material Subsidiaries and Excluded Subsidiaries;

(b) To each Lender, concurrently with the delivery of the annual report for the Borrower on Form 10-K described in Section 5.1(b), a report thereon by KPMG, LLP, or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders, that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries, as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

(c) To each Lender, promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports (including annual reports), notices as to material matters and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to the Borrower’s shareholders; (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the SEC, the National Association of Securities Dealers, Inc. or any national securities exchange; and (iii) to the extent permitted by Applicable Law, all significant reports on examination or other similar significant reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental Authority with respect to any Insurance Subsidiary’s insurance business;

(d) To the Administrative Agent (who upon receipt shall deliver such report to each Lender that from time to time requests delivery thereof (by giving notice to the Administrative Agent) and executes a confidentiality agreement in form and substance satisfactory to the appropriate actuary or firm of actuaries), within thirty (30) days of receipt by the Borrower or any Insurance Subsidiary, an annual actuarial review of the liabilities and other items of each Insurance Subsidiary as of the end of each fiscal year, commencing with the fiscal year ending December 31, 2011, prepared at the Borrower’s expense, by an actuary or a firm of actuaries of national recognition;

(e) To each Lender, promptly upon (but in no event later than ten (10) days after) a Responsible Officer of the Borrower obtains knowledge thereof, telephonic and written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any such litigation or in any litigation of the type described in Section 4.6;

(iii) the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority of (y) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with Applicable Law, that threatens the taking of any action against the Borrower or such Subsidiary or that otherwise sets forth circumstances that, in any such case, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

(v) any change by S&P, Moody’s or A.M. Best & Company in the senior unsecured debt credit rating of the Borrower; and

(vi) any event which makes any of the representations set forth in Article IV inaccurate in any material respect; and

(f) To each Lender, promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent may reasonably request for itself or on behalf of the Lenders.

5.4 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article V or any other provision of this Agreement or any of the other Credit Documents, shall be, at the time the same is so furnished, correct in all material respects.

5.5 Taxes. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (a) such taxes, assessments, and governmental charges are being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings, and (b) the non-payment of such taxes, assessments or charges would not have a material adverse effect on the business, operations, property or financial condition of the Borrower, any Material Subsidiary or the Borrower and its Subsidiaries taken as a whole and would not materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents.

5.6 Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible companies selected by the Borrower and reasonably satisfactory to the Administrative Agent in such amounts and against such risks as is customarily carried by owners of similar businesses and property; provided, that the Borrower may in its reasonable judgment establish deductibles or self-insurance provisions or elect to forego coverage against particular risks where it deems the cost of coverage to exceed the reasonably anticipated benefits. On the Closing Date and from time to time thereafter, the Borrower will deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

5.7 Corporate Existence; Franchises. The Borrower will, except as otherwise permitted by Section 7.3, maintain, its corporate existence in good standing and will maintain, and will cause its Material Subsidiaries to maintain, all licenses, filings, registrations and

Governmental Approvals material to the conduct of the business of the Borrower and its subsidiaries, taken as a whole, as now being conducted; provided that nothing in this Section 5.6 shall prohibit any disposition of assets or change in organization of any Subsidiary otherwise permitted under this Agreement.

5.8 ERISA. The Borrower will, in addition to and without limiting the generality of Section 5.10, (a) not take any action or fail to take any action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, (b) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Internal Revenue Code, and (c) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information concerning any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

5.9 Investment Guidelines. The Borrower will cause each of its Insurance Subsidiaries to comply in all material respects with all applicable regulatory investment requirements and guidelines, and all internal investment requirements and guidelines as they exist from time to time.

5.10 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws, including, without limitation, compliance with all Environmental Laws, and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business and the ownership and operation of its properties.

5.11 Accounting Methods and Financial Records. The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting, and keep, and cause each of its Subsidiaries to keep, such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP or SAP, as applicable, and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

5.12 Visits and Inspections. The Borrower will permit, and cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties during normal business hours and upon reasonable advance notice; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants its business, assets, liabilities, financial condition, results of operations and business prospects.

5.13 Conduct of Business. The Borrower and its Subsidiaries shall continue to engage primarily in the property and casualty insurance business and in lines of business reasonably related thereto.

5.14 Further Assurances. The Borrower will make, execute and deliver all such additional and further documents and instruments, and take all such further actions, as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes and the other Credit Documents.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

6.1 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date after the Closing Date to be greater than 0.375 to 1.00.

6.2 Minimum Consolidated Net Worth. The Borrower will not permit, as of any date after the Closing Date, the Consolidated Net Worth of the Borrower and its Subsidiaries to fall below the sum of (a) $1,782,602,501, plus, on a cumulative basis, (b) an amount for each fiscal year of the Borrower ended after the Closing Date (commencing with the fiscal year ending December 31, 2011) equal to 50% of the difference between (i) the Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal year, minus (ii) the sum of the aggregate dividends paid by the Borrower in respect of its capital stock during such fiscal year plus the aggregate purchase price paid by the Borrower in respect of any repurchase or redemption of its capital stock during such fiscal year. It is understood and agreed that the result of the calculation above in subsection (b) in the immediately preceding sentence shall never be less than zero.

6.3 Minimum Liquidity . The Borrower will not permit, as of any date on or after the Closing Date, Liquidity at any time to be less than (a) $200,000,000 plus (b) on any date of determination on and after the date that is six (6) months prior to the final maturity of the 2013 Senior Notes, the aggregate principal face amount of the then outstanding 2013 Senior Notes.

6.4 Speculative Hedges. The Borrower will not permit, as of any date on or after the Closing Date, the Net Mark-to-Market Exposure of the Borrower and its Subsidiaries in respect of all Speculative Hedges to equal or exceed $125,000,000.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, unless consent has been obtained pursuant to Section 10.6, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

7.1 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist in any manner any Indebtedness other than the following (collectively, “Permitted Indebtedness”):

(i) Indebtedness incurred under this Agreement and the Notes;

(ii) Indebtedness of the Borrower to which the payment of the Loans is senior or ranks pari passu, provided the creation, incurrence, assumption or existence of such Indebtedness would not otherwise result in a Default or Event of Default;

(iii) Indebtedness of the Borrower and its Subsidiaries existing as of the date of this Agreement;

(iv) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

(v) Indebtedness of any Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary and not incurred in contemplation thereof, provided (x) the Indebtedness remains the sole obligation of such Subsidiary and (y) the outstanding aggregate principal amount of such Indebtedness is not voluntarily increased by such Subsidiary after the date such Subsidiary becomes a Subsidiary of the Borrower;

(vi) Indebtedness of the Borrower or any Subsidiary incurred in connection with the financing of any Acquisition, provided that (x) such Indebtedness shall not exceed the cost of the Acquisition, (y) immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (z) such Indebtedness shall not be secured by a Lien on the assets or property of the Borrower or any of its Subsidiaries (other than (A) any Stock Acquisition Lien on the Capital Stock of the Subsidiary the subject of such Acquisition or a Subsidiary (other than any Material Subsidiary) organized by the Borrower or another Subsidiary of the Borrower to effect such Acquisition and (B) any assets or property of any such Subsidiary referred to in clause (A) or any of its Subsidiaries);

(vii) Indebtedness of (x) the Borrower or any Subsidiary incurred in connection with any Sale-Leaseback Transaction of fixed assets other than real property, provided that all such Sale-Leaseback Transactions of fixed assets other than real property of the Borrower and its Subsidiaries at such time does not involve assets having an aggregate fair market value of greater than $25,000,000, (y) any Subsidiary incurred in connection with any Sale-Leaseback Transaction of any real property owned by any Subsidiary as of the date hereof or (z) any Subsidiary (other than a Material Subsidiary) associated with the acquisition, construction, development or improvement of real property (whether such activities are undertaken by such Subsidiary alone or in association with others), provided there is no recourse on such Indebtedness to the Borrower or to any other Subsidiary;

(viii) Indebtedness of the Borrower or any Subsidiary under Hedging Transactions;

(ix) Indebtedness of any Subsidiary incurred in the ordinary course of its business in connection with letters of credit, appeal bonds or collateral agreements, that are related to reinsurance obligations, loss or claims payments under policies of insurance or other regulatory requirements;

(x) Indebtedness of the Borrower and its Subsidiaries in connection with letters of credit that have been collateralized in full;

(xi) purchase money Indebtedness incurred solely to finance the payment of all or part of the purchase price of any equipment and technology acquired in the ordinary course of business and real property used for office purposes, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof; and

(xii) Indebtedness of Excluded Subsidiaries, so long as neither the Borrower or any Subsidiary other than an Excluded Subsidiary is directly or contingently liable on such Indebtedness.

The restrictions contained in this Section 7.1 shall not apply to Unrestricted Margin Stock.

7.2 Liens. The Borrower will not, and will not permit or cause any Material Subsidiary to, enter into or suffer to exist any agreement that creates, incurs, grants, or suffers to exist, any Lien to secure any Indebtedness on the Capital Stock having ordinary voting power for the election of directors, managing general partners or the equivalent of any Material Subsidiary of the Borrower which Capital Stock is owned by the Borrower or any Material Subsidiary without effectively providing that the Indebtedness under this Agreement and the Notes (and if the Borrower so elects, any other Indebtedness of the Borrower ranking on a parity with the Indebtedness under this Agreement and the Notes) shall be secured equally and ratably with, or prior to, any such secured Indebtedness so long as such Indebtedness remains outstanding; provided, however, that this Section 7.2 shall not apply to Liens securing Indebtedness permitted pursuant to Section 7.1(v) or (vi).

7.3 Merger, Acquisition, Sale of Assets and Liquidation. The Borrower will not, and will not permit or cause any Material Subsidiary to, enter into any merger or consolidation with any Pledged Subsidiary, and the Borrower will not wind up, liquidate or dissolve its affairs, or enter into any transaction of merger (unless (x) the Borrower, is the surviving corporation, and (y) immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing) or consolidation with any other Person, or sell or otherwise dispose of all or substantially all of its assets to any other Person. The restrictions contained in this Section 7.3 shall not apply to Unrestricted Margin Stock.

7.4 Acquisitions; Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, (i) effect an Acquisition of any Person, provided that the Borrower and its Subsidiaries shall be permitted to effect an Acquisition of (x) any Person that is primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing and (y) any Person that is not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing and the aggregate consideration paid by the Borrower or its Subsidiaries other than Excluded Subsidiaries (including the amount of indebtedness of such Person that is assumed by the Borrower or any Subsidiary of the Borrower that is not an Excluded Subsidiary or, if such Person is not an Excluded Subsidiary, that remains outstanding after such Acquisition) for the Acquisition of Persons not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses shall not have exceeded (1) $500,000,000 during any period of twelve consecutive months or (2) $1,000,000,000 during the period from the Closing Date through the Maturity Date (and in the case of each of the preceding clauses (1) and (2), after taking into account any usage of such baskets as provided in Section 7.5), or (ii) make, or permit to exist, any loans, advances or other extensions of credit to any employees of the Borrower or its Subsidiaries (other than loans or advances for the purpose of purchasing Capital Stock of the Borrower) if the aggregate principal amount of all such loans and advances by the Borrower and its Subsidiaries to such employees is greater than $20,000,000. The amount, as of any date of determination (including for purposes of compliance with Section 7.5), of (a) any investment in the form of a loan, advance or extension of credit shall be the principal amount thereof outstanding on such date minus any cash payments actually received by such investor representing principal thereof, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan, advance or other extension of credit and (b) any investment in the form of an Acquisition of another Person, shall be the aggregate consideration paid as described in clause (y) above minus the amount of any portion of such investment that has been repaid to the investor in cash as a return of capital, and of any payments or other amounts of cash actually received by such investor representing dividends or other distributions (including a repurchase of equity interests) in respect of such investment (not to exceed, in the case of any such deduction, the aggregate limits set forth in either of clauses (y)(1) or (y)(2) immediately above), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such investment after the date of such investment.

7.5 Transactions with Excluded Subsidiaries and Affiliates. The Borrower will not, and will not permit or cause any Subsidiary to (i) sell, lease, assign or otherwise transfer, directly or indirectly, any property or assets to an Excluded Subsidiary, (ii) make any loan or other advance to an Excluded Subsidiary, or (iii) enter into or be a party to any other transaction with an Excluded Subsidiary or any Affiliate, except (w) equity investments in, or loans to, Excluded Subsidiaries subject to the aggregate limits set forth in Section 7.4(i)(y)(1) and Section 7.4(i)(y)(2), (x) mergers or consolidations permitted pursuant to Section 7.3, or (y) management, accounting, legal and other administrative services provided by Borrower or Subsidiaries of Borrower that are not Excluded Subsidiaries and that are covered by corporate overhead charges or specific reimbursement for services rendered, and (z) in connection with the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with an unrelated Person; provided, however, that nothing contained in this Section 7.5 shall prohibit the Borrower or any Subsidiary from entering into a transaction with an Excluded Subsidiary involving the transfer of insurance and reinsurance risks as long as the transaction results in a true transfer of risk.

7.6 Use of Proceeds. The Borrower will not permit any of the proceeds of the Loans to be used, directly or indirectly, in any manner which would cause any Lender to violate Regulation U, and, without limiting the generality of the foregoing, the Borrower will not permit more than 25% of the value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, that are subject to the restrictions contained in Sections 7.2 and 7.3 to be attributable to Margin Stock.

7.7 Certain Accounting Changes. The Borrower will not, and will not permit or cause any Subsidiary (other than an Excluded Subsidiary) to, change its fiscal year end or make, or permit any of its Subsidiaries (other than an Excluded Subsidiary) to make, any change in its accounting treatment and reporting practices except as required by GAAP or SAP, as applicable.

7.8 Additional Securities. The Borrower will not permit or cause any of its Material Subsidiaries other than a Qualified Trust to issue any equity or trust preferred securities after the date hereof other than to the Borrower or any Subsidiary. The Borrower will not, and will not permit or cause any Subsidiary or Qualified Trust to, issue any trust preferred securities that are not Qualified Debt Obligations.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default shall be made by the Borrower in the payment of any principal due on any one or more of the Notes, when and as the same becomes due and payable, whether at the stated maturity thereof, by mandatory prepayment, by acceleration, demand or otherwise; or

(b) Default shall be made by the Borrower in the payment of any interest due on any one or more of the Notes, any fee or any other Obligation when such interest, fee or other Obligation is due and payable and such default shall continue unremedied for a period of two (2) Business Days; or

(c) Default shall be made by the Borrower in the due observance or performance of any term, covenant or agreement contained in Section 2.14, 7.1, 7.2, 7.3, 7.4 or 7.6 or contained in Article VI; or

(d) Default shall be made by the Borrower in the due observance or performance of any other term, covenant, or agreement contained in this Agreement, and such default shall continue unremedied for a period of thirty (30) days after the sending of written notice of such default to the Borrower by the Administrative Agent; or

(e) Any representation or warranty made by the Borrower herein or any statement or representation made in any certificate, report, or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

(f) The Borrower or any Material Subsidiary shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature; or

(g) The Borrower or any Material Subsidiary shall make an assignment for the benefit of creditors, shall apply for or consent to the appointment of a trustee, custodian or a receiver for itself or all or a substantial part of its properties or assets, shall admit in writing its inability to pay its debts as they mature, or take any corporate action to authorize any of the foregoing; or

(h) A trustee, receiver or custodian shall be appointed for the Borrower, any Material Subsidiary or for a substantial part of any of their properties; or

(i) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings or any proceedings for other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect shall be instituted, by or against the Borrower or any Material Subsidiary and, if commenced or instituted against it, be consented to by the Borrower or such Material Subsidiary, as the case may be, or remain undismissed and unstayed for a period of thirty (30) days or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

(j) Any one or more final judgments (other than a judgment incurred by an Insurance Subsidiary under or in connection with an insurance contract written in the ordinary course of business) for the payment of money involving an aggregate amount in excess of the Threshold Amount which is not adequately insured or indemnified against shall be rendered against the Borrower, any Subsidiary or any of their respective properties and the same shall remain undischarged for a period of twenty (20) days during which time execution shall not be effectively stayed; or

(k) Any default shall be made in the payment or performance of any other obligation incurred in connection with any Indebtedness (other than Indebtedness incurred pursuant to this Agreement) of the Borrower or any Subsidiary in excess of the Threshold Amount, if the effect of such default is to permit the holder of such Indebtedness (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or any such Indebtedness becomes due prior to its stated maturity or shall not be paid when due; or

(l) Any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than members of the Markel family and trusts established by or for the benefit of members of the Markel family, shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the common stock and thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, or there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of the Threshold Amount any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or capital stock provided for therein; or

(m) Any substantial part of the properties of the Borrower or any Material Subsidiary shall be sequestered or attached and shall not have been returned to the possession of the Borrower or such Material Subsidiary, as the case may be, or released from such attachment within thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(n) The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Plan or Section 430 of the Internal Revenue Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto other than an inadvertent failure to pay an amount not in excess of $500,000 that is corrected as soon as possible, (ii) the imposition of a Lien in favor of a Plan under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA, (ii) an ERISA Event shall occur that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a liability in excess of the Threshold Amount, or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a Withdrawal Liability requiring payments in an amount exceeding the Threshold Amount; or

(o) Any provision of this Agreement or any other Credit Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing or this Agreement or any other Credit Document shall cease to be in full force and effect.

8.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Credit Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Credit Documents to the contrary notwithstanding, and terminate the Commitments and any right of the Borrower to request or receive any Loans thereunder; provided that upon the occurrence of an Event of Default specified in Section 8.1(g), 8.1(h) or 8.1(i), the Commitments and the Borrower’s right to receive Loans thereunder shall be automatically terminated and all Obligations shall automatically become due and payable;

(b) Obtain, at the Borrower’s expense and as soon as reasonably possible, with respect to each Insurance Subsidiary, a current actuarial review and valuation statement of, and opinion as to the adequacy of, such Insurance Subsidiary’s loss and loss adjustment expense reserve positions with respect to the insurance business then in force, and covering such other subjects as are customary in actuarial reviews and as may be requested by the Required Lenders, prepared by an independent actuarial firm acceptable to the Required Lenders in accordance with reasonable actuarial assumptions and procedures (the Borrower hereby agreeing to cooperate in connection therewith); and

(c) Exercise on behalf of the Lenders all of its and their other rights and remedies under this Agreement, the other Credit Documents and Applicable Law, in order to satisfy all of the Obligations.

8.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or Applicable Law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by Applicable Law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably appoints and authorizes SunTrust to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as administrative agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

9.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower any of its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any Applicable Law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

9.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower, and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the

Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower, and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower and its Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 9.4 and 10.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

9.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

9.8 The Administrative Agent in its Individual Capacity. With respect to its Revolving Commitment, the Revolving Loans made by it and the Revolving Note or Revolving Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders,” “holders of Revolving Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. With respect to its Swingline Commitment, the Swingline Loans made by it and the Swingline Note issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents and may exercise the same rights as though it were not performing the agency duties specified herein. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Subsidiaries or any of its Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Administrative Agent (provided that the Borrower’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such thirty-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

9.10 No Other Duties, Etc. Each Lender and the Borrower hereby agrees that none of the Arrangers, Bookrunners or Co-Documentation Agents listed on the cover page of this Agreement, in their capacities as such, shall have any duties or obligations under any Loan Documents to the Borrower or any Lender.

9.11 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

9.12 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Swingline Lender and the Administrative Agent under Sections 10.1 and/or 10.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Swingline Lender to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 10.1 and/or 10.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in connection with the Administrative Agent’s due diligence investigation in connection with, and the preparation, negotiation, execution and delivery of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender (including, without limitation, reasonable attorneys’ fees and expenses) in connection with the enforcement of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

10.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Administrative Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Borrower as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any

Indemnified Costs to the extent directly resulting from the gross negligence or willful misconduct of such Indemnified Person or from the breach of any such Indemnified Person’s obligations hereunder. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

10.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, VIRGINIA AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN THE COMMONWEALTH OF VIRGINIA OR ANY FEDERAL COURT LOCATED WITHIN THE EASTERN DISTRICT OF THE COMMONWEALTH OF VIRGINIA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

10.4 Waiver of Jury Trial. EACH OF THE BORROWER AND EACH LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE BORROWER OR ANY LENDER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BORROWER OR ANY LENDER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the Borrower and each Lender (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement, and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.5 Notices.

(a) All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed, telecopied, or delivered to the party to be notified at the following addresses:

(i) if to the Borrower, to Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, Website Address, www.markelcorp.com, Attention: Anne Waleski, Telecopy No. (804) 965-1742, e-mail address, awaleski@markelcorp.com, with a copy to Markel Corporation, 4521 Highwoods Road, Glen Allen, Virginia 23060, Attention: Mike Jones, Telecopy (804) 527-3810, e-mail address, mijones@markelcorp.com;

(ii) if to the Administrative Agent, to SunTrust Bank, 303 Peachtree Street, Atlanta, Georgia 30308, Attention: Wanda Gregory, Telecopy No. (404) 588-8970, e-mail address, wanda.gregory@suntrust.com; and

(iii) if to any Lender, to it at the address set forth on its signature page hereto (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

(b) or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto.

All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, or telecopied, when delivered for overnight delivery or transmitted by telecopier, respectively, (iii) if delivered by hand, upon delivery, or (iv) if delivered by electronic mail, when delivered; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

Notwithstanding anything to the contrary set forth herein, to the extent practicable, each delivery of financial statements and other reports and deliverables (other than signed certificates)

to the Administrative Agent or a Lender pursuant to Article V may be made by e-mail transmission or other similar means and, except as otherwise provided in Section 5.1(e), shall be deemed delivered when received by such Lender.

10.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Administrative Agent for its own account), or (ii) extend the Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan (other than additional interest payable under Section 2.8(c) at the election of the Required Lenders, as provided therein), any fees (other than fees payable to the Administrative Agent for its own account) or any other Obligations;

(b) unless agreed to by all of the Lenders, (i) increase (except as provided pursuant to Section 2.20) or extend any Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase), (ii) increase the Aggregate Revolving Commitments pursuant to Section 2.20 or otherwise to an aggregate amount in excess of $300,000,000, (iii) change the percentage of the Aggregate Revolving Commitments or of the aggregate unpaid principal amount of the Revolving Credit Exposure, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder (including as set forth in the definition of “Required Lenders”), or (iv) change any provision of Section 2.15 or this Section;

(c) unless agreed to by the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents;

(d) unless agreed to by the Swingline Lender in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Swingline Lender, as applicable, hereunder or under any of the other Credit Documents;

(e) unless agreed to by all of the Lenders, release the Borrower or limit the liability of the Borrower under this Agreement or any other Credit Document; and

(f) unless agreed to by all of the Lenders, subordinate the Loans to any other Indebtedness;

provided further that the Fee Letters may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto; and provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the

Administrative Agent or the Swingline Lender without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have been terminated by the Borrower (with the consent of the Administrative Agent), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

10.7 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 10.7(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.7(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not (1) a Lender with a Commitment or (2) an Affiliate of a Lender that is an Eligible Assignee; and

(C) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.17 if such assignee is a Non-U.S. Lender.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18, Section 10.1 and Section 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, but without the consent of, or notice to, the Administrative Agent or the Swingline Lender sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver affecting such Participant which: (i) increases the Commitment of any Lender without the written consent of such Lender, (ii) reduces the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpones the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) changes any Section in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) changes any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) releases the Borrower or limits the liability of the Borrower under any Credit Document without the written consent of each Lender; (vii) subordinates the Loans to any other Indebtedness without the consent of all Lenders, or (viii) increases the aggregate of all Commitments (other than pursuant to Section 2.20) without the consent of all of the Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 8.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16 and Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant without the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.8 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 10.7.

10.10 Survival. In addition, notwithstanding anything herein or under Applicable Law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 2.16(a), 2.16(b), 2.17, 2.18, 9.7, 9.11, 10.1 and 10.2, and the last paragraph of Section 5.1, shall survive the payment in full of all Loans, the termination of the Commitments, and any termination of this Agreement or any of the other Credit Documents.

10.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the Applicable Law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

10.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

10.13 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower, or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to any Related Party of the Administrative Agent or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) at the demand or request of any bank regulatory authority, other regulatory agency or authority (including any self-regulatory authority such as the National Association of Insurance Commissioners), court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any Applicable Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the Administrative Agent or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and (vii) with the consent of the Borrower.

10.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

10.15 Disclosure of Information. The Borrower agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. The Borrower shall have the right to review and approve such disclosure and any other public announcement made by the Administrative Agent before such announcement or disclosure is made (such approval not to be unreasonably withheld).

10.16 Patriot Act. Each of the Administrative Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative

Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.17 Entire Agreement. THIS AGREEMENT, THE FEE LETTERS AND THE OTHER CREDIT DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

10.18 No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Lenders and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and each of the parties hereto acknowledges and agrees that this Agreement supersedes and replaces the Existing Credit Agreement. Each of the parties hereto further acknowledges and agrees that the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the obligations of the Borrower under the Existing Credit Agreement. On the Closing Date, (a) the

commitments in respect of the Existing Credit Agreement shall cease to exist and shall be superseded by the Revolving Commitments hereunder and (b) there shall have been paid in cash in full all accrued but unpaid fees under the Existing Credit Agreement (including, without limitation, commitment fees due through the Closing Date) and all other amounts, costs and expenses (including all legal fees and expenses) then owing to any of the Lenders and/or the Administrative Agent under the Existing Credit Agreement.

[Signature Pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their duly authorized officers as of the date first above written.

MARKEL CORPORATION

By:
	Name:	Anne Waleski
	Title:	Vice President, Chief Financial
Officer and Treasurer

SUNTRUST BANK, as Administrative Agent, as Swingline Lender and as a Lender

By:
Name:
Title:
Revolving Commitment: $27,500,000
Swingline Commitment: $20,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:
Revolving Commitment: $27,500,000

2

BARCLAYS BANK PLC

By:
Name:
Title:
Revolving Commitment: $25,000,000

BRANCH BANKING & TRUST COMPANY

By:
Name:
Title:
Revolving Commitment: $25,000,000

CITIBANK, N.A.

By:
Name:
Title:
Revolving Commitment: $25,000,000

THE NORTHERN TRUST COMPANY

By:
Name:
Title:
Revolving Commitment: $20,000,000